Exhibit 23


                        Independent Auditors' Consent



The Board of Directors Horizon Financial Services, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Horizon Financial Services, Inc. of our report dated July 26, 2002, relating to the consolidated balance sheets of Horizon Financial Services, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002, annual report on Form 10-K of Horizon Financial Services, Inc.

                                                          /s/ KPMG LLP
                                                          ------------
                                                          KPMG LLP

     Des Moines, Iowa
     September 25, 2002